Exhibit 99.1

TCP Reports Second Quarter 2014 Financial Results

Aurora, Ohio (August 7, 2014) – TCP International Holdings Ltd. (NYSE: TCPI), a leading global manufacturer and distributor of energy efficient lighting technologies, today announced financial results for its second quarter ended June 30, 2014.

Net sales for the second quarter were $112.5 million, an 11% increase compared with $101.1 million in the first quarter of 2014 and a 1% increase compared with $111.2 million in the second quarter of 2013. Net income in the second quarter was $2.0 million, or $0.10 per diluted share, compared with $3.9 million, or $0.19 per diluted share, in the first quarter of 2014 and compared with $4.6 million, or $0.22 per diluted share, in the second quarter of 2013.

“Our sales for the second quarter reflected our ongoing success to expand our LED product line in both our commercial and industrial and retail sales channels,” said Ellis Yan, TCP’s Chairman and CEO. “Moving forward, we expect to leverage the investments we have made in our people and infrastructure to drive the continued growth of our LED product line.”

Second Quarter 2014 Summary

Following is a summary of certain key financial measures for the second quarter of 2014:

•	Net sales were $112.5 million, an increase of $11.4 million, or 11%, from the first quarter of 2014 and an increase of $1.3 million, or 1%, from the second quarter of 2013.

•	LED sales were $46.0 million, an increase of $9.7 million, or 27%, from the first quarter of 2014 and an increase of $18.2 million, or 65%, from the second quarter of 2013, driven by increased sales in the commercial and industrial, or C&I, channel and with Walmart.

•	CFL sales were $59.5 million, roughly flat from the first quarter of 2014 and down $12.4 million, or 17%, from the second quarter of 2013, primarily due to the transition to LEDs in the C&I channel and lower volume with The Home Depot.

•	Gross margin was 22.7%, down from 24.5% in the first quarter of 2014 and down from 24.3% in the second quarter of 2013 due to the absence of favorable profit margins on a one-time order in 2013 and an increase in the provision for excess and obsolete inventory.

•	Selling, general and administrative expenses were $20.4 million, an increase of $3.5 million from the first quarter of 2014 and an increase of $3.8 million from the second quarter of 2013 due to higher payroll largely attributable to the expansion of our sales force and marketing team to serve the C&I channel, increased marketing costs, and share-based compensation expenses for new awards granted in connection with the IPO.

•	Net income was $2.0 million, a decrease from $3.9 million in the first quarter of 2014 and a decrease from $4.6 million in the second quarter of 2013. Diluted earnings per share were $0.10, a decrease from diluted earnings per share of $0.19 in the first quarter of 2014 and a decrease from diluted earnings per share of $0.22 in the second quarter of 2013.

•	Adjusted EBITDA was $7.7 million, compared to $10.0 million in the first quarter of 2014 and $12.4 million in the second quarter of 2013.

At June 30, 2014, cash and cash equivalents were $16.1 million, down from $23.0 million at March 31, 2014. On July 1, 2014, TCP completed an initial public offering generating proceeds of $78.6 million, before deducting expenses of the offering estimated at $8.8 million. On a pro forma basis, after giving effect of the offering that will be recorded in the third quarter of 2014, the Company’s cash and cash equivalents were $85.9 million. Combined short-term loans and long-term debt was $144.2 million at June 30, 2014, down from $146.8 million at March 31, 2014. We intend to use the net proceeds from our offering to acquire manufacturing equipment to expand our LED manufacturing capacity, for the repayment of indebtedness outstanding and for general corporate purposes.

Conference Call and Webcast Information

The Company will host a conference call today, August 7, 2014, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Chief Executive Officer Ellis Yan and Chief Financial Officer Brian Catlett will present an overview of the second quarter 2014 financial results, discuss current business conditions, and respond to questions. The call will be available, live, to interested parties by dialing (888) 539-3696. For international callers, please dial (719) 325-2362. The Conference ID number is 7227670. A live webcast will also be available in the Investors Relations section of the TCP website at: http://investors.tcpi.com. A replay of the webcast will be available through the Investor Relations section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

Non-GAAP Adjusted EBITDA

We present the non-GAAP financial measure “Adjusted EBITDA” as a supplemental measure of our performance. This non-GAAP financial measure is not a measure of financial performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (U.S. GAAP), and should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of U.S. GAAP. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA before net foreign currency losses (gains), litigation settlements, share-based compensation expense and other non-recurring items. Adjusted EBITDA is not necessarily comparable to similarly titled measures reported by other companies. Adjusted EBITDA may exclude certain financial information that some may consider important in evaluating our financial performance. Adjusted EBITDA may not be indicative of historical operating results, and we do not intend for it to be predictive of future results of operations. We believe the use of Adjusted EBITDA as a metric assists our board, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (i.e., interest expense), asset base (i.e., depreciation and amortization) and tax structure, as well as certain items that affect inter-period comparability.

About TCP

TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures, internet-based lighting control solutions and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products. TCP was named a 2014 ENERGY STAR® Partner of the Year by the U.S. Environmental Protection Agency. TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP’s inception, it has sold more than one billion energy efficient lighting products. For more information, visit http://www.tcpi.com.

Forward Looking Statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. Forward looking statements in this press release include, but are not limited to, the Company’s expectation regarding the growth of its LED product line. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While TCP believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein. Such forward-looking statements are made only as of the date of this release. TCP expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions or circumstances on which any statement is based.

Contact

Brian Catlett

Chief Financial Officer

330-954-7689

ir@tcpi.com

Mike Funari

Sapphire Investor Relations, LLC

415-471-2700

ir@tcpi.com

TCP INTERNATIONAL HOLDINGS LTD. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except per share data)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$16,091	$21,903
Restricted cash	6,666	3,404
Accounts receivable, less allowance for doubtful accounts of $1,416 and $1,479 at June 30, 2014 and December 31, 2013, respectively	82,634	59,574
Inventories	116,872	119,477
Prepaids and other current assets	18,826	14,415
Deferred income taxes	9,030	10,551

Total current assets	250,119	229,324
Property, plant and equipment, net of accumulated depreciation of $39,965 and $39,007 at June 30, 2014 and December 31, 2013 respectively	70,924	74,558
Land rights, net	4,154	4,244
Deferred costs	18,364	18,732
Finance receivables from related parties	—	1,915
Intangible assets, net of accumulated amortization of $861 and $837 at June 30, 2014 and December 31, 2013, respectively	2,826	2,993
Deferred income taxes, long-term	7,772	7,758
Other long-term assets	1,707	1,741

Total assets	$355,866	$341,265

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term loans and current portion of long-term debt	$138,711	$122,840
Accounts payable	103,835	105,742
Accrued expenses and other current liabilities	59,208	62,539

Total current liabilities	301,754	291,121
Long-term debt, net of current portion	5,442	7,553
Income taxes payable, long-term	7,410	7,043
Legal settlements, net of current portion	31,232	30,941
Other long-term liabilities	512	427

Total liabilities	346,350	337,085

Commitments and contingencies
Shareholders’ equity:
Common stock, CHF 1.00 par value; 41,107 shares authorized; 20,553 issued and outstanding at June 30, 2014 and December 31, 2013	22,048	22,048
Additional paid-in capital	2,553	901
Accumulated other comprehensive income	13,237	13,721
Retained deficit	(28,322)	(32,490)

Total shareholders’ equity	9,516	4,180

Total liabilities and shareholders’ equity	$355,866	$341,265

TCP INTERNATIONAL HOLDINGS LTD. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(Amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales	$112,464	$111,157	$213,581	$201,451
Cost of goods sold	86,953	84,150	163,283	153,609

Gross profit	25,511	27,007	50,298	47,842
Selling, general and administrative expenses	20,433	16,609	37,396	31,179
Litigation settlements	90	—	190	—

Operating income	4,988	10,398	12,712	16,663
Other expense (income):
Interest expense	2,319	1,598	4,626	2,991
Interest income	(38)	(166)	(65)	(264)
Foreign exchange (gains) losses, net	(633)	2,231	(1,307)	4,637

Income before income taxes	3,340	6,735	9,458	9,299
Income tax expense	1,387	2,184	3,584	3,807

Net income	$1,953	$4,551	$5,874	$5,492

Other comprehensive income:
Foreign currency translation adjustments	172	613	(484)	1,829

Comprehensive income	$2,125	$5,164	$5,390	$7,321

Net income per share-basic and diluted	$0.10	$0.22	$0.29	$0.27

TCP INTERNATIONAL HOLDINGS LTD. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Six months ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$5,874	$5,492
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,367	3,955
Deferred income tax expense (benefit)	1,460	(600)
Share-based compensation expense	606	—
Loss on disposal of equipment	114	—
Changes in operating assets and liabilities:
Accounts receivable	(24,713)	(10,790)
Inventories	2,382	(30,397)
Prepaid expenses and other assets	(1,054)	(2,475)
Accounts payable	2,773	20,727
Accrued and other liabilities	(4,095)	(5,668)

Net cash used in operating activities	(12,286)	(19,756)

Cash flows from investing activities:
Purchases of property, plant and equipment	(6,025)	(6,162)
(Increase) decrease in restricted cash	(3,306)	76
Repayment of related party finance receivables	209	422
Other investing activities, net	59	2

Net cash used in investing activities	(9,063)	(5,662)

Cash flows from financing activities:
Borrowings under foreign short-term bank loans	88,420	79,921
Repayments of foreign short-term bank loans	(80,222)	(66,426)
Borrowings on line of credit agreement, net	7,971	3,847
Borrowings of long-term debt	588	—
Repayments of long-term debt	(341)	(124)
Payment of related party finance liability	(124)	(139)
Payment of debt issuance costs	(701)	—
Payment of deferred offering costs	(40)	—
Payment of contingent consideration	—	(450)

Net cash provided by financing activities	15,551	16,629
Effect of exchange rate changes on cash and cash equivalents	(14)	313

Decrease in cash and cash equivalents	(5,812)	(8,476)
Cash and cash equivalents at beginning of period	21,903	38,680

Cash and cash equivalents at end of period	$16,091	$30,204

TCP INTERNATIONAL HOLDINGS LTD. AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

(Unaudited)

(Amounts in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$1,953	$3,921	$4,551	$5,874	$5,492
Adjustments:
Interest expense, net	2,281	2,280	1,432	4,561	2,727
Income tax expense	1,387	2,197	2,184	3,584	3,807
Depreciation and amortization	2,177	2,190	2,003	4,367	3,955

EBITDA	7,798	10,588	10,170	18,386	15,981
Adjustments:
Foreign exchange (gains) losses, net	(633)	(674)	2,231	(1,307)	4,637
Litigation settlements	90	100	—	190	—
Share-based compensation expense	606	—	—	606	—
Refund of U.S. Customs import tariffs	(149)	—	—	(149)	—

Adjusted EBITDA	$7,712	$10,014	$12,401	$17,726	$20,618